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                                                                     Exhibit 9.1
                                                                  EXECUTION COPY

                                VOTING AGREEMENT

                  This AGREEMENT, dated as of June 12, 2002, is made by and among H. J. Heinz Company, a Pennsylvania corporation ("Heinz"), SKF Foods Inc., a Delaware corporation ("Spinco"), and each of the parties listed on the signature page hereto (each a "Stockholder", and collectively, the "Stockholders").

                  WHEREAS, Heinz, Spinco, Del Monte Foods Company, a Delaware corporation ("Del Monte"), and Del Monte Corporation, a New York corporation and a wholly-owned subsidiary of Del Monte ("Merger Sub"), propose to enter into an Agreement and Plan of Merger, dated as of the date hereof (as amended in accordance with its terms, the "Merger Agreement"; capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement) providing for a merger of Merger Sub with and into Spinco, upon the terms and subject to the conditions set forth in the Merger Agreement;

                  WHEREAS, each Stockholder owns, beneficially and of record, the number of shares of Del Monte Common Stock set forth on Exhibit A hereto (such shares of Del Monte Common Stock, together with any other shares of Del Monte Common Stock of which such Stockholder acquires beneficial or record ownership after the date hereof and during the term of this Agreement, whether upon the exercise of options, warrants or rights, the conversion or exchange of convertible or exchangeable securities, or by means of purchase, dividend, distribution or otherwise, being collectively referred to herein as the "Subject Shares");

                  WHEREAS, the Stockholders, Heinz and Spinco desire to enter into this Agreement to provide for, among other things, (i) the obligation of the Stockholders to vote their respective Subject Shares and any other shares of Del Monte Common Stock which each Stockholder has the right to vote at the Del Monte Stockholders Meeting (the "Voting Shares") to approve (A) the Share Issuance and (B) the adoption of the Amended and Restated Certificate of Incorporation and (ii) certain restrictions on the sale or other transfer of the record ownership or the beneficial ownership, or both, of the Subject Shares by the Stockholders until the termination of this Agreement; and

                  WHEREAS, as a condition to the willingness of Heinz and Spinco to enter into the Merger Agreement, Heinz and Spinco have required that the Stockholders enter into this Agreement.

                  NOW, THEREFORE, to induce Heinz and Spinco to enter into, and in consideration of their entering into, the Merger Agreement, and in consideration of the premises and the representations, warranties and agreements contained herein, the parties agree as follows:

                  1. Covenants of the Stockholders. Until the termination of this Agreement in accordance with Section 7, each Stockholder, severally and not jointly, agrees as follows:

                  (a) Voting of Subject Shares. (i) At any meeting (whether annual or special, and whether or not an adjourned or postponed meeting) of stockholders of Del Monte, however called, or in connection with any written consent of the stockholders of Del Monte, to vote upon, or deliver a written consent with respect to (A) the Share Issuance and/or (B) the adoption of the Amended and Restated
         Certificate of Incorporation, or in
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                                                                               2

         any other circumstances upon which a vote or other approval with respect to (A) the Share Issuance and/or (B) the adoption of the Amended and Restated Certificate of Incorporation is sought, such Stockholder shall vote all Subject Shares and Voting Shares in favor of
         (A) the Share Issuance and (B) the adoption of the Amended and Restated Certificate of Incorporation, as applicable, or any other actions necessary or desirable in furtherance of the Merger and the Merger Agreement and the transactions contemplated thereby. The agreements set forth in the immediately preceding sentence shall equally apply if such approvals were to be sought by the solicitation of written consents.

                           (ii) At any meeting of stockholders of Del Monte or at any adjournment thereof or in any other circumstances upon which such Stockholder's vote, consent or other approval is sought, such Stockholder shall vote all Subject Shares and Voting Shares against (i) any action or agreement that would result in a breach in any material respect of any covenant, representation or warranty or any other obligation or agreement of Del Monte or Merger Sub under the Merger Agreement and (ii) except with the prior written consent of Heinz, any action or agreement that would adversely affect or delay the Merger in any respect including, but not limited to: (A) any Del Monte Acquisition Proposal; (B) any amendment of Del Monte's certificate of incorporation or amended and restated by-laws other than as specifically contemplated by the Merger Agreement, any other proposal, action or transaction involving Del Monte or any of its Subsidiaries, which amendment or other proposal, action or transaction would in any manner impede, frustrate, prevent or nullify the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement or change in any manner the voting rights of any class of Del Monte's capital stock; (C) any change in the Persons who constitute the board of directors of Del Monte that is not approved in advance by at least a majority of the Persons who were directors of Del Monte as of the date of this Agreement (or their successors who were so approved);
         (D) any material change in the present capitalization or dividend policy of Del Monte or Merger Sub; or (E) any other material change in Del Monte's corporate structure or business that would adversely affect or delay the Merger in any respect. Such Stockholder further agrees not to commit or agree to take any action inconsistent with the foregoing.

                  (b) Proxies. Such Stockholder hereby irrevocably, but subject to the termination provisions set forth in Section 7 hereof, appoints and constitutes each of William R. Johnson, Arthur Winkleblack and
         Laura Stein, with full power of substitution and resubstitution, as proxy for and attorney in fact of such Stockholder to act with respect to and vote the Subject Shares and the Voting Shares for and in the name, place and stead of such Stockholder at any annual, special or other meeting of the holders of shares of Del Monte Common Stock and at any adjournment or postponement thereof or pursuant to any written consent in lieu of meeting, to the fullest extent that the Subject Shares and the Voting Shares are entitled to be voted, as provided in
         Section 1(a) above. Such Stockholder agrees that (i) this proxy shall be irrevocable, but subject to the termination provisions set forth in
         Section 7 hereof, and coupled with an interest and shall survive the insolvency, incapacity, death or liquidation of such Stockholder and
         (ii) such Stockholder will take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy and hereby revokes any proxy or power
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                                                                               3

         of attorney previously granted by such Stockholder with respect to the Subject Shares and the Voting Shares. Without limiting such Stockholder's obligations under Section 1(a), such Stockholder shall not during the term of this Agreement purport to vote (or execute a consent with respect to the Subject Shares or the Voting Shares) in connection with any of the matters specified in Section 1(a) (the "Specified Matters") (other than through this irrevocable proxy) or grant any other proxy or power of attorney with respect to any of the Subject Shares or the Voting Shares in respect of the Specified Matters, deposit any of the Subject Shares or the Voting Shares into a voting trust or enter into any agreement (other than this Agreement), arrangement or understanding with any Person, directly or indirectly, to vote, grant any proxy or give instructions with respect to the voting of any of the Subject Shares or the Voting Shares in connection with any of the Specified Matters. Each Stockholder will retain at all times the right to vote the Subject Shares and Voting Shares, in such Stockholder's discretion, on all matters other than the Specified Matters that are at any time or from time to time presented to Del Monte's stockholders generally. For the avoidance of doubt, the proxy granted pursuant to this Section 1(b) shall be revoked automatically upon termination of this Agreement pursuant to Section 7 hereof.

                  (c) Transfer Restrictions. From and after the date hereof and until the termination of this Agreement pursuant to Section 7, such Stockholder agrees not to (i) sell, transfer, pledge (except to the extent that such Subject Shares are pledged as of the date hereof), encumber, assign or otherwise dispose of (including by gift) (collectively, "Transfer"), or enter into any contract, option or other arrangement or understanding (including any profit sharing arrangement) with respect to the Transfer of, any of the Subject Shares to any Person other than pursuant to the Merger Agreement, except in each case for Transfers to such of such Stockholder's controlled Affiliates as agree to be bound hereby, (ii) deposit the Subject Shares into a voting trust, enter into any voting arrangement or understanding, or otherwise Transfer, whether by proxy, voting agreement or otherwise the right to vote the Subject Shares or the Voting Shares or (iii) take any action that would make any of its representations or warranties contained herein untrue or incorrect or have the effect of preventing, disabling or impeding such Stockholder from performing its obligations under this Agreement.

                  (d) Legending of Certificates; Nominees Shares. Such Stockholder shall promptly cause the following legend to be conspicuously noted on each certificate representing the Subject
         Shares:

                           "The shares represented by this certificate are
                  subject to a Voting Agreement dated as of June __, 2002. The Voting Agreement restricts the transferability of the shares represented by this certificate, and includes a voting agreement, and an irrevocable proxy to vote the shares represented by this certificate."

                  (e) Appraisal Rights. Such Stockholder hereby irrevocably waives any rights of appraisal in connection with the Merger.
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                  (f) No Solicitation. From the date of this Agreement and until the termination of this Agreement pursuant to Section 7 hereof, such Stockholder shall not, and such Stockholder shall cause any of its directors, officers, partners, employees, advisors, controlled Affiliates (other than the Company, which is subject to similar restrictions in the Merger Agreement), representatives, agents and other intermediaries (including any investment banker, accountant, legal advisor or other consultant) (collectively, "Representatives") not to (i) directly or indirectly, solicit, initiate or encourage any inquiry or proposal regarding a Del Monte Acquisition Proposal, (ii) provide any non-public information or data to any Person relating to a Del Monte Acquisition Proposal, (iii) waive, amend or modify any standstill or confidentiality agreement to which such Stockholder or Del Monte or any of its Subsidiaries is a party, (iv) engage in any discussions or negotiations concerning a Del Monte Acquisition
         Proposal, (v) otherwise knowingly facilitate any effort or attempt to make or implement a Del Monte Acquisition Proposal or agree to, recommend or accept a Del Monte Acquisition Proposal or (vi) solicit or encourage any Person to vote against any of the matters set forth in
         Section 1(a)(i) or in favor of any of the matters set forth in Section 1(a)(ii). If such Stockholder receives or becomes aware of a Del Monte Acquisition Proposal, or a request for nonpublic information relating to Del Monte or any of its Subsidiaries or for access to the properties, books or records of Del Monte or any of its Subsidiaries by any Person who is considering making or has made a Del Monte
         Acquisition Proposal, it shall notify Heinz, Spinco and Del Monte promptly (and in any event by 5:00 p.m., New York time, on the next business day) after receipt of any such inquiries, proposals or offers received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with, such Stockholder or any of its Representatives, Del Monte, any Subsidiary of Del Monte or any of their officers, directors, employees, advisors or agents indicating, in connection with such notice, the name of such Person and the material terms and conditions of any proposals or offers and shall thereafter keep Heinz fully informed of the status and terms of such discussions or negotiations and of any modifications to such inquiries, proposals or offers. Such Stockholder represents that it is not in violation of its obligations under the letter agreement dated as of May 3, 2002, among Heinz, Del Monte and Stockholders (the "Letter Agreement"). For purposes of this Section 1(f), "Del Monte Acquisition Proposal" shall be deemed to include the direct or indirect sale or other disposition by any Stockholder of the Subject Shares; provided, however, that after receipt by Del Monte of the Share Issuance Approval, "Del Monte Acquisition Proposal" shall instead be deemed to include the direct or indirect sale or other disposition by any Stockholder of all or substantially all of the Subject Shares.

                  (g) No Restraint on Officer or Director Action.
         Notwithstanding anything to the contrary herein, Heinz hereby acknowledges and agrees that no provision in this Agreement shall limit or otherwise restrict any Stockholder, or any officer, director, partner or employee of any Stockholder, who is, or becomes during the term hereof, a director or an officer of Del Monte with respect to any act or omission that such individual may undertake or authorize in his or her capacity as a director or an officer of Del Monte, including any vote that such individual may make as a director of Del Monte, with respect to any matter presented to the board of directors of Del Monte. The agreements set forth herein shall in no way restrict any such director or officer in the
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                                                                               5

         exercise of his or her fiduciary duties as a director or officer of Del Monte. Each Stockholder has executed this Agreement solely in the capacity as the record and beneficial owner of Subject Shares.

                  2. Representations and Warranties of the Stockholders. Each Stockholder hereby, severally and not jointly, represents and warrants to Heinz and Spinco as of the date hereof as follows:

                  (a) Good Standing. Each Stockholder that is an entity is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.

                  (b) Due Authorization; Binding Agreement. Such Stockholder has full right, power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by such Stockholder, and (assuming due authorization, execution and delivery by Heinz and Spinco) constitutes the valid and binding obligation of such Stockholder enforceable against such Stockholder in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, and general equitable principles (whether considered in a proceeding in equity or at law).

                  (c) No Conflicts. No filing with, and no permit, authorization, consent or approval of, any Governmental Authority or any other Person is necessary for the execution of this Agreement by such Stockholder and the consummation by such Stockholder of the transactions contemplated hereby, except where the failure to make such filing or to obtain such permit, authorization, consent or approval would not have a Material Adverse Effect on such Stockholder or prevent, delay or impede the performance by the Stockholder of its obligations under this Agreement. None of the execution and delivery of this Agreement by such Stockholder, the consummation of the transactions contemplated hereby and compliance with the terms hereof by such Stockholder will conflict with, result in any violation of, or default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by or rights or obligations under, or result in the creation of any Lien upon any of the Subject Shares of such Stockholder under, any of the terms, conditions or provisions of any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license, judgment, order, writ, injunction, notice, decree, statute, law, ordinance, rule or regulation applicable to such Stockholder or to such Stockholder's property or assets, except for any such conflicts, violations, defaults or other occurrences that would not have a Material Adverse Effect on such Stockholder or prevent, delay or impede the performance by the Stockholder of its obligations under this Agreement. If such Stockholder is married and such Stockholder's Subject Shares constitute community property or otherwise need spousal or other approval for this Agreement to be legal, valid and binding upon such Subject Shares, such Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, such
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         Stockholder's spouse, enforceable against such spouse in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, and general equitable principles (whether considered in a proceeding in equity or at law). No trust of which such Stockholder is a trustee requires the consent of any beneficiary to the execution and delivery of this Agreement or to the consummation of the transactions contemplated hereby.

                  (d) Ownership of the Subject Shares. Such Stockholder is the beneficial owner and the owner of record of the Subject Shares. Such Stockholder does not own, beneficially or of record, any shares of capital stock of Del Monte or securities convertible or exchangeable for shares of capital stock of Del Monte, other than the Subject Shares. Such Stockholder has the sole right and power to vote and dispose of the Subject Shares and to vote the Voting Shares, and none of such Subject Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting or transfer of any of the Subject Shares, except for this Agreement or as disclosed in the Del Monte Disclosure Letter delivered in connection with the Merger Agreement.

                  (e) Litigation. There is no action, suit, investigation, complaint or other proceeding pending against such Stockholder or, to the knowledge of such Stockholder, any other Person or, to the knowledge of such Stockholder, threatened against such Stockholder or any other Person that restricts in any material respect or prohibits (or, if successful, would restrict or prohibit) the exercise by any party or beneficiary of its rights under this Agreement or the performance by any party of its obligations under this Agreement.

                  (f) Accuracy of Representations; Reliance by Heinz. The representations and warranties contained in this Agreement are accurate in all respects as of the date of this Agreement, will be accurate in all respects at all times through the termination of this Agreement and will be accurate in all respects as of the Effective Time of the Merger as if made on that date. Each Stockholder understands and acknowledges that Heinz and Spinco are entering into the Merger Agreement in reliance upon each Stockholder's execution and delivery of this Agreement.

                  3. Further Assurances. Each of the Stockholders, severally and not jointly, agrees to, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as Heinz may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement.

                  4. Stop Transfer Order. Each of the Stockholders hereby authorizes Del Monte's counsel to notify Del Monte's transfer agent that there is a stop transfer order with respect to all of the Subject Shares (and that this Agreement places limits on the voting of the Subject Shares).

                  5. Adjustments to Prevent Dilution. In the event of a stock dividend or distribution, or any change in Del Monte's Common Stock by reason of any stock dividend, split-up, reclassification, recapitalization, combination or the exchange of shares, the term
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                                                                               7

"Subject Shares" shall be deemed to refer to and include the Subject Shares as well as all such stock dividends and distributions and any shares into which or for which any or all of the Subject Shares may be changed or exchanged. In such event, the definition of "Initial Amount" shall be proportionally adjusted.

                  6. Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. This Agreement (including the documents and instruments referred to herein) is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

                  7. Termination. This Agreement shall terminate, and no party shall have any rights or obligations hereunder and this Agreement shall become null and void and have no further effect upon the first to occur of (a) the Effective Time and (b) the termination of the Merger Agreement pursuant to
Section 9.1 of the Merger Agreement; provided that if this Agreement shall terminate as a result of the occurrence of the Effective Time, the agreements set forth in Section 1(e) shall survive the Effective Time. Nothing in this
Section 7 shall relieve any party of liability for breach of this Agreement.

                  8. General Provisions.

                  (a) Amendments. No amendment, modification, termination, or waiver of any provision of this Agreement, and no consent to any departure by any of the Stockholders, Spinco or Heinz from any provision of this Agreement, shall be effective unless it shall be in writing and signed and delivered by all the Stockholders, Heinz and Spinco, and then it shall be effective only in the specific instance and for the specific purpose for which it is given.

                  (b) Publication. Each Stockholder hereby consents to disclosure in the Proxy Statement/Prospectus (including all documents and schedules filed with the SEC) and press releases with respect to the Merger in accordance with the Merger Agreement, the identity of such Stockholder and ownership of the Subject Shares and the nature of its commitments, arrangements and understandings pursuant to this Agreement.

                  (c) Notice. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to Heinz and Spinco in accordance with Section 10.2 of the Merger Agreement and to each Stockholder at the address set forth under such Stockholder's name on the signature page of this Agreement (or at such other address for a party as shall be specified by like notice).

                  (d) Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect
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                                                                               8

         in any way the meaning or interpretation of this Agreement. Wherever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". No provision of this Agreement shall be construed to require Heinz, Spinco or any of their respective Subsidiaries or Affiliates, or any Stockholder to take any action which would violate any applicable law, rule or regulation.

                  (e) Remedies Cumulative. All rights, powers and remedies provided in this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other right, power or remedy by such party.

                  (f) Waivers. Except as otherwise specifically provided in this Agreement, no action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision contained in this Agreement shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision contained in this Agreement.

                  (g) Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

                  (h) No Survival. None of the representations or warranties in this Agreement or in any other document delivered pursuant to this Agreement shall survive the date this Agreement is terminated pursuant to Section 7; provided, however, that the termination of this Agreement shall not relieve any party for any liability for any breach of this Agreement that occurred prior to the termination hereof.

                  (i) Cooperation as to Regulatory Matters. If so requested by Heinz, Spinco or Del Monte promptly after the date hereof, the Stockholders will use their reasonable best efforts to make, and to cooperate in the making by Del Monte of, all filings which are required under the HSR Act and applicable requirements and to seek all regulatory approvals required in connection with the transactions contemplated hereby. The parties shall furnish to each other such necessary information and reasonable assistance as may be requested in connection with the preparation of filings and submissions to any governmental agency, including filings under the provisions of the HSR Act. Each Stockholder shall also supply Heinz, Spinco and Del Monte with copies of all correspondence, filings or communications (or memoranda setting forth the substance thereof) between such Stockholder and its representatives and the Federal Trade Commission, the
         Department of Justice and any other governmental agency or authority
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                                                                               9

         and members of their respective staffs with respect to this Agreement and the transactions contemplated hereby.

                  (j) Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware.

                  (k) Entire Agreement. This Agreement embodies the entire agreement and understanding of the Stockholders, Heinz and Spinco, and supersedes all prior agreements or understandings, with respect to the subject matter of this Agreement.

                  (l) Fees and Expenses; Restriction on Fees. (i) Except as specifically provided to the contrary in this Agreement, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such expenses; provided, however, that if the Merger Agreement is terminated due to the failure of Heinz to receive the Section 355 Ruling (other than as a result of any action or inaction by Del Monte or TPG (as defined below)), then Heinz shall pay the reasonable documented fees and expenses of legal counsel for each of TPG Partners, L.P. (the "Principal Stockholder") and TPG Parallel I, L.P. ("Parallel", collectively, with the Principal Stockholder, "TPG") in connection with the transactions contemplated by the Merger Agreement in an aggregate amount not to exceed $250,000.

                           (ii) Each of the Stockholders agrees that, commencing on the date hereof, it will not, directly or indirectly, accept any payment from Del Monte or any of its subsidiaries including (i) in connection with its execution of this Agreement, (ii) pursuant to any agreement (whether written or oral) between Del Monte or any of its subsidiaries, on the one hand, and either of the Stockholders or any of their respective affiliates (other than Del Monte and its subsidiaries), on the other hand, including the TPG Advisory Agreement, the TPG Management Agreement, the TPG Stockholders' Agreement and the TPG Registration Agreement, and any other agreement between Del Monte or any of its subsidiaries, on the one hand, and either of the Stockholders or any of their respective affiliates (other than Del Monte and its subsidiaries), on the other hand or (iii) in connection with the consummation of the transactions set forth in the Merger Agreement, except for (a) the transaction advisory fee (the "Transaction Advisory Fee") owed to the Principal Stockholder pursuant to Section 3(b) of the TPG Advisory Agreement and (b) the management advisory fee (the "Management Advisory Fee") to be paid quarterly to the Principal Stockholder pursuant to Sections 3(a) and 3(b) of the TPG Management Agreement, it being understood that the Management Advisory Fee shall not be adjusted as set forth in Section 3(c) of the TPG Management Agreement; provided that the Transaction Advisory Fee shall not exceed $ 9,000,000.

                           (iii) For purposes of this Agreement, "TPG Advisory Agreement" shall mean the Transaction Advisory Agreement, dated as of April 18, 1997, between Merger Sub and the Principal Stockholder; "TPG Management Agreement" shall mean the Management Advisory Agreement, dated as of April 18, 1997, between Merger Sub and the Principal Stockholder; "TPG Registration Agreement" shall mean the Registration Rights Agreement, dated as of July 7, 1998, among Del Monte, the Principal Stockholder and Parallel and "TPG Stockholders' Agreement" shall mean the Stockholders'

         Agreement, dated as of April 18, 1997, among Del Monte, the Principal Stockholder, Parallel, BankAmerica Investment Corporation, MIG Partners III, BT Investment Partners, Inc., West Capital, 399 Venture Partners, Inc. and TCW Capital Investment Corporation.

                  (m) Legal Counsel. Each Stockholder acknowledges that it has been advised by, and has had the opportunity to consult with, its own attorney prior to entering into this Agreement. Each Stockholder acknowledges that the attorneys for Del Monte represent Del Monte and do not represent any of the Stockholders in connection with the Merger Agreement, this Agreement or any of the transactions contemplated hereby or thereby.

                  (n) Confidentiality. Each Stockholder agrees (i) to hold any non-public information regarding this Agreement and the Merger in strict confidence and (ii) not to divulge any such non-public information to any third person, in each case subject to the standard exceptions provided for in the Confidentiality Agreement.

                  (o) Specific Performance; Enforcement. Each of the parties hereto recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement will cause the other party to sustain damages for which it would not have an adequate remedy at law for money damages, and therefore, each of the parties hereto agrees that in the event of any such breach the aggrieved party shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity. The parties agree that they shall be entitled to enforce specifically the terms and provisions of this Agreement in the courts of the State of Delaware and any Federal court, sitting in the state of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (i) consents to submit such party to the personal jurisdiction of any Federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, (ii) agrees that such party will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that such party will not bring any action relating to this Agreement or the transactions contemplated hereby in any court other than a Federal court sitting in the state of Delaware or a Delaware state court and
         (iv) waives any right to trial by jury with respect to any claim or proceeding related to or arising out of this Agreement or any of the transactions contemplated hereby.

                  (p) Appointment of Agent for Service of Process. Each of the parties hereto irrevocably and to the extent each party is not otherwise subject to service of process in the State of Delaware, hereby appoints The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, as such party's agent in the State of Delaware for acceptance of legal process. Each Stockholder hereby agrees that service made on such agent shall have the same legal force and effect as if served upon such Stockholder personally within the State of Delaware.

                  (q) Counterparts; Facsimile. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement, and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed by facsimile signatures of the parties hereto.


                            [Signature page follows]

                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.



                                    H. J. HEINZ COMPANY



                                    By:   /s/  MICHAEL J. BERTASSO
                                        ---------------------------------------
                                        Name:       Michael J. Bertasso
                                        Title:      Senior Vice President


                                    SKF FOODS INC.



                                    By:   /s/  MITCHELL A. RING
                                        ---------------------------------------
                                        Name:       Mitchell A. Ring
                                        Title:      Executive Vice President


                                    TPG PARTNERS, L.P.

                                    By: TPG Genpar, L.P., General Partner

                                        By: TPG Advisors, Inc., General Partner



                                            By:   /s/  RICK EKLEBERRY
                                                -------------------------------
                                                Name:    Rick Ekleberry
                                                Title:   Vice President


                                    TPG PARALLEL I, L.P.

                                    By: TPG Genpar, L.P., General Partner

                                        By: TPG Advisors, Inc., General Partner



                                            By:   /s/  RICK EKLEBERRY
                                                -------------------------------
                                                Name:    Rick Ekleberry
                                                Title:   Vice President